EXHIBIT 5.1

December 19, 2017
Cleveland-Cliffs Inc.
200 Public Square, Suite 3300
Cleveland, Ohio 44114

Re:	$316,250,000 Aggregate Principal Amount of
1.50% Convertible Senior Notes due 2025 of Cleveland-Cliffs Inc.
Ladies and Gentlemen:
We have acted as counsel for Cleveland-Cliffs Inc., an Ohio corporation (the “Company”), in connection with the issuance and sale of $316,250,000 aggregate principal amount of the Company’s 1.50% Convertible Senior Notes due 2025 (the “Notes”), convertible into cash, shares of common stock, par value $0.125 per share, of the Company (the “Conversion Shares”) or a combination of cash and Conversion Shares, pursuant to the Underwriting Agreement, dated as of December 5, 2017 (the “Underwriting Agreement”), by and among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs & Co. LLC, acting as representatives of the several underwriters listed in Schedule I thereto. The Notes are being issued under the Indenture, dated as of March 17, 2010 (the “Base Indenture”), by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Seventh Supplemental Indenture, dated as of May 7, 2013 (the “Seventh Supplemental Indenture”), by and between the Company and the Trustee, and as further supplemented by the Eighth Supplemental Indenture, dated as of December 19, 2017 (the “Eighth Supplemental Indenture” and, collectively with the Base Indenture and the Seventh Supplemental Indenture, the “Indenture”), by and between the Company and the Trustee.
In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:
1. The Notes constitute valid and binding obligations of the Company.
2. The Conversion Shares initially issuable upon conversion of the Notes have been authorized by all necessary corporate action of the Company and, when issued and delivered upon conversion of the Notes pursuant to the terms of the Notes and the Indenture, will be validly issued, fully paid and nonassessable.
For purposes of the opinion expressed in paragraph 1, we have assumed that (i) the Trustee has authorized, executed and delivered the Indenture, (ii) the Notes have been duly authenticated by the Trustee in accordance with the terms of the Indenture and (iii) the Indenture is the valid, binding and enforceable obligation of the Trustee.
The opinion expressed in paragraph 1 is limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

Cleveland-Cliffs Inc.
December 19, 2017

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinions expressed herein are limited to the laws of the State of Ohio and the laws of the State of New York, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K, dated the date hereof and incorporated by reference into the Registration Statement on Form S-3 (Reg. No. 333-215980) (the “Registration Statement”), filed by the Company to effect the registration of the Notes and the Conversion Shares under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,

/s/ Jones Day